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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of The Midland Company on Form S-3 of our report dated February 24, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to The Midland Company's adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) incorporated by reference in the Annual Report on Form 10-K of The Midland Company for the year ended December 31, 2003 ("Form 10-K") and our report dated March 12, 2004 appearing in the Form 10-K and to the references to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

     /s/ Deloitte & Touche LLP

     Cincinnati, Ohio

     May 10, 2004